Lexington Energy Services Inc. (OTC BB: LXES) announces drilling operations veterans join its drilling subsidiary’s management team

CALGARY, Alberta – 11 December 2006 – Lexington Energy Services Inc.

Lexington Energy Services Inc. is pleased to announce two of the industry’s most experienced and well-respected drilling operations managers have verbally agreed to join the team of its drilling subsidiary, Lexcore Services Inc. – further bolstering the expertise at the helm of this fast-growing energy service company.

“It was a coup of sorts, bringing Dan Nanninga and D’Arcy Viksush to our ambitious company from their previous positions in supervision and operations in shallow gas and the oil sands with Petro-Canada”, said Brent Nimeck, Lexington COO and president of Lexcore. “Dan and D’Arcy recognize Lexington’s potential and we couldn’t be happier to have them on board to help steer future growth and innovation.”

The management team at Lexington’s wholly-owned drilling subsidiary, Lexcore, now boasts nearly a century of drilling and operations management experience, putting it in excellent position to fulfill the ambitious plans the young company has in place.

  Dan Nanninga joins Lexcore as vice president of operations with 32 years of direct drilling supervision experience, including 10 years in oil sands operations. Mr. Nanninga will be intimately involved in research and operational development.
  D’Arcy Viksush joins Lexcore as vice president of integrated services with 20 years experience in all aspects of the oil and gas industry, including 6 years in oil sands project management. Mr. Viksush will also be involved in research and operational development.
  Mr. Nanninga and Mr. Viksush join Lexcore’s operations manager Doug Chernesky, who has 30 years of experience in reverse circulation drilling and coring operations and management.

About Lexington Energy Services Inc.
Lexington manufactures innovatively designed oilfield service equipment for a rapidly expanding industry. Through our wholly owned subsidiary, Lexcore Services Inc., we also provide a range of drilling and coring services to meet the growing needs of the oil and gas industry, including Alberta’s oil sands.

Contact: Mark Procknow, Investor Relations, Calgary, AB — (403) 279 - 4550

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Lexington's filings with the Securities and Exchange Commission, including, without limitation, Lexington’s recent Form 10-QSB, which identifies specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.